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                                                                    EXHIBIT 99.1

                               [LOGO OF SOTHEBY'S]

Press Release
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                                                                  Diana Phillips
                                                                 Matthew Weigman
                                                                  (212) 606-7176
                                                                   Jennifer Park
                                                                  (212) 894-1023


               ALLEN QUESTROM TO JOIN SOTHEBY'S BOARD OF DIRECTORS

December 17, 2004 -- Sotheby's announced today the election of Allen Questrom to the Board of Sotheby's Holdings, Inc. Mr. Questrom is the former Chairman and Chief Executive Officer of J.C. Penney Company. Mr. Questrom came to J.C. Penney from Barneys New York, Inc., where he was appointed Chairman, President and Chief Executive Officer in May 1999. Mr. Questrom continues to serve on the Board of Directors of Barneys and is also currently a principal of AEA Investors, Inc., a partner of Mellon Ventures and a director of the National Retail Federation. Previously, Mr. Questrom was Chairman and Chief Executive Officer of Neiman Marcus as well as Federated Department Stores, Inc. He began his retailing career with Federated as a management trainee in 1964. Mr. Questrom graduated from Boston University in 1964 with a business degree in Finance and Marketing.

"We are pleased to have someone of Mr. Questrom's stature joining the Board of Sotheby's and look forward to his contribution to Sotheby's Board and its shareholders," said Michael Sovern, Chairman of Sotheby's Holdings, Inc.

                                      # # #

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction businesses, art-related financing and private sales activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore.